UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2021

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

(781) 357-2333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	PULM	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on April 15, 2019, Pulmatrix, Inc. (the “Company”), entered into a Development and Commercialization Agreement (the “Cipla Agreement”) with Cipla Technologies LLC (“Cipla”) for the co-development and commercialization, on a worldwide exclusive basis, of Pulmazole (PUR1900), the Company’s inhaled iSPERSE drug delivery system (the “Product”) enabled formulation of the antifungal drug, itraconazole, for the treatment of all pulmonary indications, including allergic bronchopulmonary aspergillosis in patients with asthma. As previously reported, on May 10, 2021, the Company sent a letter to Cipla (the “May Letter”) alleging that Cipla was in material breach of the Agreement.

On November 8, 2021, the Company and Cipla entered into an amendment (the “Amendment”) to the Cipla Agreement, which modifies certain provisions of the Agreement and resolves the current dispute between Cipla and the Company regarding each party’s respective performance of the Agreement. Pursuant to the Amendment, among other things, (i) all development and commercialization activities with respect to the Product in India, South Africa, Sri Lanka, Nepal, Iran, Yemen, Myanmar and Algeria (such countries, the “Cipla Territory”) will be conducted exclusively by Cipla at Cipla’s sole cost and expense, (ii) Cipla shall be entitled to all profits from the sale of the Product in the Cipla Territory, except that if Cipla successfully transfers manufacturing of the Product for the Cipla Territory to a manufacturing sight determined by Cipla, the Company will become entitled to a royalty equal to 2% of net sales in the Cipla Territory, and (iii) following the depletion of development funding initially set aside for the development of the Product by Pulmatrix, the Company and Cipla will each be responsible for 60% and 40%, respectively, of the Company’s overhead costs and the time spent by the Company’s employees and consultants on development of the Product (“Direct Costs”), provided, that Cipla will reimburse the Company an amount equal to 10% of aggregate Direct Costs upon the achievement of certain development milestones set forth in the table below. Cipla and the Company will continue to share all other development costs that are not Direct Costs, such as the cost of clinical research organizations, manufacturing costs and other third-party costs, on a 50/50 basis.

In addition, if any development milestone is not met by the date that is 9 months after the applicable deadline for achieving such development milestone, either party may elect to terminate its obligation to fund additional development costs, in which case either (i) the non-terminating party can acquire the rights of the terminating party for fair market value or (ii) the parties will monetize the Product. The table below sets forth the development milestones.

Phase 2b Development Plan – Development Milestones

Development Milestone	Milestone Date

25% of Patients enrolled in Phase 2b Clinical Study are dosed	June 30, 2023

Company delivers summary of key efficacy and safety data to include FEV1, IgE, ACQ-6, number of subjects withdrawn, any severe adverse events related to the medication and an overall summary table of adverse events (“Topline Results”) to the Joint Steering Committee (JSC)	June 30, 2024

Phase 3 Development Plan – Development Milestones

Development Milestone	Milestone Date

25% of Patients enrolled in Phase 3 Clinical Study dosed	To be proposed by JSC

Company delivers Topline Results to the JSC	To be proposed by JSC

PDUFA	To be proposed by JSC

The Amendment also contains a mutual release of alleged breaches of the Agreement that may have occurred prior to the date of the Amendment.

The foregoing is only a summary of the material terms of the Amendment and does not purport to be complete. The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 8.01 Other Events

On November 9, 2021, the Company issued a press release regarding its entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Second Amendment to Development and Commercialization Agreement
99.1	Press Release dated November 9, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: November 9, 2021	By:	/s/ Teofilo Raad
Teofilo Raad
Chief Executive Officer